RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
TECHNIPFMC PLC INCENTIVE AWARD PLAN
Directors
This Restricted Stock Unit Agreement (the “Agreement”) is made as of the <<Grant Date>> (the “Grant Date”) by TechnipFMC plc, a public limited company incorporated under the laws of England and Wales (the “Company”) and <<Participant Name>> (the “Participant”).
The TechnipFMC plc Incentive Award Plan (the “Plan”), as it may be amended or restated from time to time, is incorporated by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Participant under this Agreement. Except as otherwise expressly provided herein, all capitalized terms have the meanings provided in the Plan. To the extent there is a conflict between the Plan and this Agreement, the provisions of the Plan will prevail.
The Compensation Committee of the Company’s Board of Directors (the “Committee”) determined that it would be in the interest of the Company and its stockholders to grant an award of restricted stock units to the Participant as an inducement to remain in the service of the Company.
The Committee, on behalf of the Company, grants to the Participant an award of <<Shares Granted>> restricted stock units (the “RSUs”) of the Company’s ordinary shares (the “Shares”). The award is made upon the following terms and conditions:
i.Vesting. The RSUs will vest one year following the Grant Date (the “Vesting Date”), subject to the Participant’s continued service as a Director of the Company through the Vesting Date. The RSUs will be payable as elected by the Participant pursuant to a timely filed Award Election Form under the TechnipFMC plc Directors Deferred Compensation Plan, or if no such election is made, then upon termination of service from the Board of Directors, unless otherwise provided in Section 2 and 3 below (the “Settlement Date”). All RSUs will be forfeited upon Participant’s Termination of Service before the Vesting Date other than as provided in Sections 2 or 3 below. Prior to the Vesting Date, an Award remains subject to substantial risk of forfeiture.
ii.Death or Disability. Notwithstanding Section 1, in the event of Participant’s death or Disability (as defined below) prior to the Vesting Date, the RSUs will vest in full and be payable as soon as practicable, but not more than sixty (60) days, following the date of such death or Disability. “Disability” means Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.
iii.Change in Control. Notwithstanding Section 1, the RSUs will vest in full and be payable on the consummation of the Change in Control.

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iv.Rights and Obligations as Stockholder.
1.Prior to the Settlement Date, the Participant may not vote, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any of the RSUs. The Participant will receive Dividend Equivalents on the RSUs, provided, however, that no Dividend Equivalents shall be payable prior to the Vesting Date on any unvested RSUs. All Dividend Equivalents paid on unvested RSUs shall be held by the Company until such RSUs become vested RSUs and shall be paid to the Participant as soon as practicable, but no later than sixty days following the Settlement Date.
2.After the Settlement Date, the Participant agrees to comply with any and all of the Company’s policies and procedures related to trading in the Company’s Shares, including, but not limited to, the Company’s Code of Business Conduct and the Insider Trading Policy and the insider trading and anti-market abuse rules of the U.S. Securities Exchange Act, the Market Abuse Regulation ((EU) No 596/2014 (MAR) and the UK Market Abuse Exit Regulations 2019.
v.No Limitation on Rights of the Company. The granting of RSUs will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
vi.Employment. Nothing in this Agreement or in the Plan will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company will continue to appoint the Participant as a Director, or as affecting in any way the right of the Company to terminate the appointment of the Participant at any time.
vii.Government Regulation. The Company’s obligation to deliver Shares following the Vesting Date will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
viii.Withholding. The Company, in accordance with the terms of the Plan, will comply with all applicable withholding tax laws, and will be entitled to take any action necessary to effectuate such compliance. The Company may withhold a portion of the Shares to which the Participant or beneficiary otherwise would be entitled equivalent in value to the taxes required to be withheld, determined based upon the Fair Market Value of the Shares. For purposes of withholding, Fair Market Value shall be equal to the closing price (as reported on the New York Stock Exchange) of the Shares on the Settlement Date, or, if the Settlement Date is not a business day, the next business day immediately following the Settlement Date.
ix.Notice. Any notice to the Company provided for in this Agreement will be addressed to it in care of its Secretary, TechnipFMC plc, John T. Gremp Campus, 13450 Lockwood Road, Houston, Texas 77044, and any notice to the Participant (or other person entitled to receive the RSUs) will be addressed to such person at the Participant’s address now on file with the Company, or to such other address as either may designate to the other in writing. Any notice will be deemed to be duly given when sent via email or when sent by certified mail (return

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receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
x.Administration. The Participant’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, if any, a copy of which has been made available to the Participant.
xi.Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
xii.Sole Agreement. This Agreement constitutes the entire agreement between the parties to it relating to the RSUs and supersedes any and all prior oral and written representations. This Agreement may only be amended by written agreement between the Company and the Participant.
xiii.Delivery of Documents. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company, or upon deposit in a government sponsored postal service, by registered or certified mail, or with an internationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature hereto or at such other address as such party may designate in writing from time to time to the other party.
1.Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, this Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. The Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described herein. Electronic execution of this Agreement shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Participant and the Company to all of the terms and conditions set forth in the Plan and this Agreement.
2.Paper Copies. Participant acknowledges that he or she may receive form the Company a paper copy of any documents delivered electronically at no cost to the Participant

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by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery or execution of such document fails.
xiv.Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
xv.Governing Law. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware.
i.Data Privacy. Participant acknowledges, agrees and consents, in order to perform, including to implement, manage and administer the Plan and the Agreement (“Purposes”), it is necessary to collect and process certain personal information concerning the Participant including: Participant’s name, home address, telephone number, date of birth, national identification number, nationality, any shares of stock held in the Company and details of all Awards (“Data”). The Company, having its registered office at One St. Paul’s Churchyard, London, EC4M 8AP, United Kingdom, is the data controller for such processing. As the case may be, Data are collected directly from the Participant or are provided by the Company.
In addition to the Purposes, Company uses the Data (i) in order to comply with securities law and financial reporting and other legal requirements, and (ii) on the basis of its legitimate interest in case of a pending and/or threatening dispute and/or (legal) claim, investigation by a relevant supervisory authority, litigation or arbitration, to determine its legal position, in order to obtain (external) advice and/or to establish and/or defend its (legal) position and/or to exercise a (legal) claim.
Data may be disclosed to third-party stock plan administrators (including banks, brokers, custodians, central securities depositories, stock exchanges, etc.), their respective auditors, advisors and consultants and any other parties as may be required or appropriate for the Purposes. Data may also be made available to public authorities where required by law or regulation and may also be disclosed to judicial and arbitration courts and/or committees and external advisors. These entities and authorities may be located in the United States, the United Kingdom, the European Economic Area, or elsewhere, including in territories where data

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protection laws may not be as protective as in the Participant’s jurisdiction of residence. Where relevant, the Company and its Subsidiaries will implement appropriate safeguards to ensure the protection of the Data when disclosing the Data to a third party, such as the standard contractual clauses proposed by the European Commission. Participant may request a copy of such safeguards by contacting the TechnipFMC Data Protection Office at privacy@TechnipFMC.com or Participant’s local human resources representative.
Participant may request to have access to the his or her Data, to rectify any such Data, to erase the Data, to restrict processing of the Data, to object to the processing of the Data, as well as request Data portability pursuant to Articles 15 to 21 of the GDPR or other similar applicable regulations and has the right to file complaints and/or claims with the competent data protection authority. Requests regarding the Data, questions or complaints may be addressed by contacting the TechnipFMC Data Protection Office at privacy@TechnipFMC.com.
Data will be held and used only as long as is necessary for the Purposes. Only where the Company and/or its Subsidiaries are legally obliged to (e.g. for compliance with legal and financial reporting purposes), or where this is necessary for defending their interests in the context of judicial proceedings, the Company will store the Data for longer periods. Participant may request further information on retention period applicable to the Data by contacting the TechnipFMC Data Protection Office at privacy@TechnipFMC.com.
It is obligatory for the Participant to provide any Data requested. If the Participant chooses not to furnish any Data requested or restrict the processing of the Data, Company will not be able to perform its obligations under the Plan or this Agreement.
If Participant is located outside of the European Economic Area and to the extent consent to the processing and/or the transfer of Data is required by law, Participant hereby consents to such processing and/or transfer as described in this Section 16. At any time, Participant may withdraw the consent given herein in writing by contacting the TechnipFMC Data Protection Office at privacy@TechnipFMC.com. Participant acknowledges, agrees and accepts that in the event he or she chooses to withdraw his or her consent, Company may not be able to perform its obligations and administer the Plan and the Agreement.
ii.Funding. The RSUs represent an unfunded promise to pay and deliver Shares in the future.
Executed as of the Grant Date.
TechnipFMC plc

By:
	[Executive Vice President, Human Resources]	<<Signed Electronically>>

<<Acceptance Date>>

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This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

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